EX 10.75
Confidential

AMENDMENT TO WARRANTS TO PURCHASE
COMMON STOCK OF AIR TRANSPORT SERVICES GROUP, INC.

This AMENDMENT, dated as of December 14, 2020 (this “Amendment”), is by and between Air Transport Services Group, Inc., a Delaware corporation (the “Company”), and Amazon.com, Inc., a Delaware corporation (“Amazon”).

RECITALS

WHEREAS, on March 11, 2016, the Company and Amazon entered into an investment agreement (the “Investment Agreement”), pursuant to the terms and conditions of which the Company issued to Amazon, and Amazon acquired from the Company (i) as of March 8, 2016, a warrant to purchase 12,810,629 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (subject to adjustment in accordance with its terms) (“Warrant-A”), (ii) as of March 8, 2018, a warrant to purchase 1,591,333 shares of Common Stock (subject to adjustment in accordance with its terms) (“Warrant-B-1”) and (iii) as of September 8, 2020, a warrant to purchase 1,591,333 shares of Common Stock (as adjusted to purchase 506,530 shares of Common Stock, subject to further adjustment in accordance with its terms) (“Warrant-B-2”, and together with Warrant-A and Warrant B-1, the “Warrants”); and
WHEREAS, each of the Warrants may be amended with the written consent of the Company and Amazon; and
WHEREAS, each of the Warrants were amended pursuant to that certain Amendment to Investment Agreement and Warrants to Purchase Common Stock of Air Transport Services Group, Inc., dated of as December 20, 2018, between the Company and Amazon; and
WHEREAS, each of the parties wishes to further amend certain provisions of the Warrants as specifically set forth herein;
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

1.Section 3(iii) of each of Warrant A and Warrant B-2 and Section 3(ii) of Section B-1 is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, if at any time during the Exercise Period (I) the Warrantholder has not obtained the approval, exemption, authorization or consent (including the expiration or termination of any waiting periods, as applicable) from any Governmental Entity required pursuant to the HSR Act, any other Antitrust Law or otherwise in connection with the exercise of this Warrant, together with each of the other 2016 Warrants, in full, or (II) the Warrantholder has not exercised this Warrant, together with each of the other 2016 Warrants, in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required corporate approval, then the Expiration Time shall be deemed for all purposes hereunder not to have occurred until the later of (x) March 8, 2021 and (y) the date that is 180 days following the first date on which the Warrantholder has obtained all such approvals, exemptions, authorizations or consents (including any applicable expirations or terminations of applicable waiting periods) and is able to exercise this Warrant together with each of the other 2016 Warrants, in respect of all vested Warrant Shares.

2.Section 1 “Definitions” of each of Warrant A, Warrant B-1 and Warrant B-2 is hereby amended by adding the following defined term thereto in the appropriate alphabetical order:

“2016 Warrants” means each of (i) Warrant A (as defined in the Investment Agreement), (ii) Warrant B-1 (as defined in the Investment Agreement) and (iii) Warrant B-2 (as defined in the Investment Agreement).
3.The defined term “Cashless Exercise Ratio” in Section 1 “Definitions” of each of Warrant A and Warrant B-2 is hereby amended by adding the following sentence to the end of the definition:
For the avoidance of doubt and solely for the purposes of this definition, the term “exercise date” shall mean the earliest to occur of the following: (a) the date a Notice of Exercise as contemplated in Section 3(ii) is delivered to the Corporation, (b) the date of delivery by Warrantholder to the Corporation of a written notice stating the Warrantholder’s intent to exercise this Warrant through a Cashless Exercise subject to the satisfaction of the requirements specified in Section 3(ii), including, without limitation, DOT Approval and the expiration or termination of any applicable waiting period pursuant to the HSR Act and (c) March 8, 2021.
4.The defined term “Cashless Exercise Ratio” in Section 1 “Definitions” of Warrant B-1 is hereby amended by adding the following sentence to the end of the definition:
For the avoidance of doubt and solely for the purposes of this definition, the term “exercise date” shall mean the earliest to occur of the following: (a) the date a Notice of Exercise as contemplated in Section 3(i) is delivered to the Corporation, (b) the date of delivery by Warrantholder to the Corporation of a written notice stating the Warrantholder’s intent to exercise this Warrant through a Cashless Exercise subject to the satisfaction of the requirements specified in Section 3(i), including, without limitation, DOT Approval and the expiration or termination of any applicable waiting period pursuant to the HSR Act and (c) March 8, 2021.

5.Upon the execution and delivery hereof, each of the Warrants shall be deemed to be amended as set forth above as fully and with the same effect as if the amendments made hereby were originally set forth in such Warrants, and this Amendment and the Warrants shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Warrants.

6.This Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile or transmitted electronically by “pdf” file and such facsimiles or pdf files shall be deemed as sufficient as if actual signature pages had been delivered.

7.Except as specifically provided for in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Warrants, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to any of the Warrants, including “hereof,” “hereunder,” and similar terms shall mean such Warrant, as applicable, as amended hereby.

8.This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

AIR TRANSPORT SERVICES GROUP, INC.

By:    /s/ W. Joseph Payne     Name: W. Joseph Payne
Title: Chief Legal Officer & Secretary

AMAZON.COM, INC.

By:    /s/ /Alex Ceballos Encarnacion     Name: Alex Ceballos Encarnacion
Title: Authorized Signatory

[Signature Page to Amendment to Warrants]